UNITED STATES SECURITIES
                             AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                Pursuant To Section 13 or 15(d) of The Securities
                              Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 30, 2005

                         Commission file number 0-11535

                      CITY NATIONAL BANCSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

           New Jersey                                        22-2434751
           (State or other jurisdiction of                   (I.R.S. Employer
           incorporation or organization)                    Identification No.)

           900 Broad Street,                                   07102
           Newark, New Jersey                                (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (973) 624-0865

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))


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Item 3.02 Unregistered Sales of Equity Securities

      On September 29, 2005, City National Bancshares Corporation (the "Company") completed the sale of seven thousand (7,000) shares of a newly created 6% Non-cumulative Perpetual Preferred Stock, Series F ("Series F Preferred Stock"), for consideration of $1,000 per share and aggregate gross proceeds to the Company of $7,000,000 in cash. There was an underwriting commission of $210,000 representing three percent of the gross proceeds paid.

      The Series F Preferred Stock will pay a dividend at a fixed rate of 8.5325% until December 1, 2010, after which the dividend rate will be equal to either a floating rate based on the three-month LIBOR rate or a fixed rate equal to the then applicable average rate for five-year U.S. dollar swaps, plus 3.97%, at the option of the issuer. Dividends are payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing on December 1, 2005.

      On or after December 1, 2010, the Series F Preferred Stock may be redeemed by the issuer in whole or in part, at a premium of five percent, declining by ..5% annually until December 1, 2020, after which the Stock may be redeemed at face value.

      The net proceeds of the sales referenced above will be used primarily for general purposes in supporting the growth of the Company's wholly-owned national banking association subsidiary City National Bank of New Jersey.